UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Carriage Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1	Title of each class of securities to which transaction applies:
	2	Aggregate number of securities to which transaction applies:
	3	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4	Proposed maximum aggregate value of transaction:
	5	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1	Amount previously paid:
	2	Form, Schedule or Registration Statement No.:
	3	Filing Party:
	4	Date Filed:

Explanatory Note

This Amendment No. 1 (this “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by Carriage Services, Inc. with the U.S. Securities and Exchange Commission (“SEC”) on April 5, 2021 (the “Original Filing”) is being filed solely to correct graphs, along with one statement, which reflect the average percentage of independent directors, average age of all directors, and the average tenure of independent directors, as stated in Proposal No. 1: Election of Class I Directors. The revised graphs and statement are below. No other changes have been made to the Original Filing nor do the errors appear in the copy of the definitive proxy statement sent to stockholders.

PROPOSAL NO. 1:

ELECTION OF CLASS I DIRECTORS

We currently have seven directors on our Board who each serve staggered three-year terms. At our Annual Meeting, the stockholders will re-elect two individuals to serve as our Class I Directors for a new three-year term expiring on the date of our 2024 Annual Meeting and until their successors are duly elected and qualified. This classification of our Board may have the effect of delaying or preventing changes in control of our Company.

Our Corporate Governance Committee has recommended that we nominate Melvin C. Payne and James R. Schenck for re-election at our Annual Meeting to serve as our Class I Directors for a new three-year term. Proxies may be voted for each of the Class I Directors. The biographical description for Mr. Payne and Mr. Schenck are included below.

On June 26, 2020, William W. Goetz resigned as the President and Chief Operating Officer of the Company, as well as resigning his position as a member of the Board, as a Class II director.

On July 30, 2020, Dr. Achille Messac was elected to serve as a member of the Board as a Class II director with a term expiring on the date of our 2022 Annual Meeting.

Directors are elected by a majority of votes cast. Our bylaws provide that in an uncontested election if the nominee director does not receive a majority of the votes cast, the nominee must promptly deliver a written resignation to our Board and will continue to serve as a holdover director until the effective date of the director’s resignation, which may be no later than 120 days after the date of the election. Our Board, by a majority vote, is then required to promptly determine whether to accept the resignation of the director or decline to accept the resignation. If our Board declines to accept the resignation, the director may continue to serve as long as the director received a plurality of the votes cast. If our Board accepts the resignation, the directorship will become vacant and the Board may then fill the vacancy by a majority vote. In the event of a contested election of directors, our bylaws provide that directors will be elected by the vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote in the election of directors.

Independence	Age	Tenure*
* - Independent Directors only

6        Carriage Services

Corporate Governance

As a result, it is difficult to define what the perfect director candidate looks like. For Carriage, diversity of all kinds, including, but not limited to, experience, age, gender, ethnic background, skills, perspective and background are important contributing factors to effective decision-making. Thus, the Corporate Governance Committee believes it is in the best interest of Carriage to identify the best candidates for its board, cognizant of diversity in all forms and will continue to find ways to ensure that it is doing so.

While no director may serve on more than five other public company boards or on the audit committee for more than two other public company boards, we prefer candidates that are singularly focused on Carriage’s uniqueness and not on being a “Professional Board Member.” We currently have no established term limits or age restrictions, as we do not wish to risk losing the contribution of directors who have been able to develop an increasing insight and deep understanding into our unique High Performance Culture Framework.

We currently have seven directors on our Board who each serve staggered three-year terms. Six directors are independent. The average age of all directors currently serving on our Board is 64 years. The average age of all independent directors is 61 years. The average tenure of all independent directors is 5.7 years.

Director Nomination Process

Our Corporate Governance Committee, with assistance from internal and external resources as the Committee desires, identifies potential candidates for our Board based upon the criteria set forth above. Once a potential candidate is identified and the individual expresses a willingness to be considered for election to our Board, our Corporate Governance Committee and Mr. Payne will request information from the candidate, review the individual’s qualifications, and conduct one or more interviews with the candidate. When this process is complete, our Corporate Governance Committee tenders its recommendation to our full Board for consideration.

Our Corporate Governance Committee will also consider candidates recommended by stockholders in the same manner. A stockholder may recommend nominees for director by giving our Corporate Secretary a written notice not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. For our 2022 Annual Meeting of Stockholders, the deadline will be February 17, 2022, based upon this year’s meeting occurring on May 18, 2021. The notice must include the name and address of the stockholder giving notice and the number of shares of Common Stock beneficially owned by the stockholder. The notice must also include the nominee’s full name, age, business address, principal occupation or employment, the number of shares of Common Stock that the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the nominee’s written consent to the nomination and to serve, if elected.

14        Carriage Services